EXHIBIT 99.1




                                                              Enzo Biochem, Inc.
                                                              527 Madison Avenue
                                                              New York, NY 10022


               ENZO LIFE SCIENCES, INC., COMPLETES ACQUISITION OF
                           AXXORA LIFE SCIENCES, INC.


         NEW YORK, NY, June 5, 2007 - Enzo Biochem Inc. (NYSE:ENZ) announced today that its wholly owned subsidiary, Enzo Life Sciences, Inc., has completed the acquisition of Axxora Life Sciences, Inc., a privately owned global manufacturer and marketer of life science research products.

         "The integration of Axxora into Enzo Life Sciences is already underway, I'm pleased to say," said Barry Weiner, President of Enzo. "We are in the process of overlaying its considerable capabilities in marketing and distribution with Enzo Life Sciences proprietary platforms and products in the growing areas of nucleic acid labeling and detection technology. The acquisition represents an excellent fit, one that will broaden Enzo's national and international reach, enable our Company to build critical mass both via acquisition and organically, and enhance results in this sector."

         "We likewise are excited about our new relationship and look forward to closely working with Enzo Life Sciences towards the goals of maximizing growth opportunities and achieving operating efficiencies for the combined companies," added Georges Chappuis, Ph.D., President of Axxora.

ABOUT ENZO

         Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. Enzo's Life Sciences division develops, produces and markets proprietary labeling and detection products for gene sequencing and genetic analysis. Its catalog of over 300 products serves the molecular biology, drug discovery and pathology research markets. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for uveitis, Crohn's Disease, and NASH (non-alcoholic steatohepatitis), and conducts pre-clinical research on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. Enzo's Clinical Labs division provides routine and esoteric reference laboratory services for physicians in the New

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York Metropolitan area.  Underpinning the Company's technology and operations is an extensive intellectual property estate in which Enzo owns or licenses over 200 patents worldwide and has pending applications for over 180 more. For more information, visit our website WWW.ENZO.COM.

EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. THE COMPANY DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENT AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

                                       ###

Contacts:
  For: Enzo Biochem, Inc.

  Steve Anreder, 212-532-3232   or   Michael Wachs, CEOcast, Inc., 212-732-4300